Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES 49% EARNINGS INCREASE FOR THE SIX-MONTHS ENDING JUNE 30, 2006

Jonesboro, GA July 7, 2006:

	Three-months ended June 30, 2006	Three-months ended March 31, 2006	Three-months ended June 30, 2005	Six-months ended June 30, 2006	Six-months ended June 30, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$408,506	$408,514	$366,027	$408,506	$366,027
CCF Net Income for the Period	$1,337	$1,064	$820	$2,401	$1,616
Gains(Losses) on Loans & Other Assets	$18	($201)	$327	($183)	$436
Net Interest Income for the Period	$4,698	$4,380	$3,527	$9,078	$6,828
Basic Earnings per Share for the Period	$0.55	$0.44	$0.35	$0.99	$0.69
Net Interest Margin	5.06%	5.09%	4.25%	5.08%	4.28%
Efficiency Ratio	56.20%	60.66%	60.57%	58.35%	64.15%
Total Loans (end of period)	$320,400	$306,380	$278,870	$320,400	$278,840
Non-Performing Loans (end of period)	$53	$828	$643	$53	$643
Non-Performing Assets (end of period)	$2,095	$2,908	$3,463	$2,095	$3,463
Loan Loss Provision	$165	$185	$135	$350	$270

	Three-months ended June 30, 2006	Three-months ended March 31, 2006	Three-months ended June 30, 2005	Six-months ended June 30, 2006	Six-months ended June 30, 2005
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$3,742	$3,575	$3,387	$3,742	$3,387
Total Deposit Accounts (end of period)	$345,963	$341,861	$317,120	$345,963	$317,120
Consolidated Equity (end of period)	$26,279	$25,366	$23,108	$26,279	$23,108

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES 49% EARNINGS INCREASE FOR THE SIX-MONTHS ENDING JUNE 30, 2006

Earnings for the quarter ending June 30, 2006, were $1,337,000 or $0.55 per basic share. This represents an increase of $517,000, or 63%, over earnings of $820,000, for the same quarter in 2005. For the six-month period, earnings were $2,401,000, or $0.99 per basic share which represents an increase of $785,000, or 49% over the period ending June 30, 2005.

Assets for the consolidated entity were $408 million at June 30, 2006, an increase of $42 million for the twelve-month period ending June 30, 2006.

The net interest margin was down slightly for the second quarter of 2006 to 5.06%, from 5.09% for the quarter ending March 31, 2006. The margin for the six-month period ending June 30, 2006 was 5.08%, representing an 83 basis point increase over the margin of 4.25% at June 30, 2005. Improvement in the margin contributed to an increase of $1.2 million in net interest income for the quarter ending June 30, 2006, and an increase of $2.2 million for the six-month period ending June 30, 2006.

The efficiency ratio for the six-month period in 2006 decreased 580 basis points to 58.35% at June 30, 2006, from 64.15% at June 30, 2005. Although other expenses increased by $760,000, service charge income and net interest income improved at a faster pace which resulted in an improved efficiency ratio. Service charges increased $168,000, or 32%, for the six-months ending June 30, 2006. The increase in other expenses was primarily salaries and benefits of $318,000, with the remaining increase in expenses spread throughout many categories.

Loan growth for the twelve month period ending June 30, 2006, totaled $41 million, with growth during the first six-months of 2006 of $37 million. The growth has been primarily in the commercial real estate and residential construction categories. In order to fund this growth, the bank has purchased higher cost deposits and borrowed from the Federal Home Loan Bank which has resulted in the slight decline in the margin for the quarter.

The Bank’s non-performing assets consist primarily of one real estate owned property with a balance of $2.0 million. The real estate owned balance is net of a write down of $201,500, reflected in March 31, 2006, quarterly earnings. The additional write-down was required when the contracted sales price was less than the carrying value of the real estate owned. The property remains under contract to sell with the closing date scheduled in the third quarter.

The loan loss reserve balance at June 30, 2006, was $3.7 million, or 1.17% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $9.3 million in the six-months ending June 30, 2006, to $186.3 million, from $177.0 million at December 31, 2005. For the twelve-month period, from June 30, 2005, to June 30, 2006, transaction accounts increased by $21.6 million, or 13%. This shift in the deposits of the Bank from time deposit accounts to transaction accounts contributed to the improvement in net interest income for both periods.

Consolidated equity increased $3.1 million, or 13.7%, for the Company during the twelve-month period. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Small Cap Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10-Q filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.